Item 30. Exhibit (h) i. e. 1. i.

JANUS ASPEN SERIES

AMENDMENT TO

Amended and Restated

FUND PARTICIPATION AGREEMENT

(Institutional Shares)

For Registered Separate Accounts

Regarding

Revocation of Rule 30e-3

Massachusetts Mutual Life Insurance Company (the “Company”) and Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), entered into a certain Amended and Restated Fund Participation Agreement dated March 1, 2023, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of November 4, 2024, (the “Effective Date”) by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and the Trust (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Separate Accounts that issue variable annuity and life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, on October 26, 2022, the Securities and Exchange Commission (SEC) adopted amendments to rules governing shareholder reports, which will revoke the SEC’s Rule 30e-3 of the 1940 Act as of July 24, 2024;

WHEREAS, considering the SEC’s revocation of Rule 30e-3, the Parties desire to remove all references to and reliance on Rule 30e-3 procedures in the Participation Agreement and redefine “Trust Documents”; and

WHEREAS, the Parties desire to amend the Agreement as provided herein.

AMENDMENT

NOW, THEREFORE, in consideration of their covenants herein contained, which consideration is full and complete, the Company and the Trust hereby agree to amend the Participation Agreement as follows:

1.	Section 2.10 of the Participation Agreement is hereby deleted in its entirety and replaced with the following:

“2.10 Rule 498A Provisions of Trust Documents; Website Posting.

(a) Trust Documents. The Trust is responsible for preparing and providing to the Company the following “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(b) Deadline for Providing, and Currentness of, Trust Documents.

(i) The Trust shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii) The Trust shall provide the Shareholder Reports to the Company on a timely basis for mailing and posting pursuant to the relevant securities laws, but in no event later than the fifty-fifth (55th) day after the relevant reporting period ends.

(c) Format of Trust Documents. The Trust shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (e)(2)(i) of Rule 498);

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (e)(2)(ii) of Rule 498); and

(iii) permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (e)(2)(i) and (ii) of Rule 498 (in accordance with paragraph (e)(3) of Rule 498).

(d) Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust fulfills its obligations under this Amendment.

(e) Use of Summary Prospectuses.

(i) The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii) The Trust shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f) Content of Trust Documents. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents.”

2. Construction of this Amendment. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

3. Counterparts and Delivery. This Amendment may be executed in two or more counterparts, counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy, including an electronic signature, of this Amendment delivered by facsimile or by emailing a copy in PDF form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the Effective Date.

JANUS ASPEN SERIES

By:	/s/ Abigail Murray
Name:	Abigail Murray
Title:	Vice President, Secretary and Chief Legal Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski
Name:	Philip Michalowski
Title:	Head of Annuity Product
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